UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2013

CARBONITE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35264	33-1111329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

177 Huntington Avenue, Boston, Massachusetts 02115

(Address of principal executive offices, including ZIP code)

(617) 587-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2013, Carbonite, Inc. (the “Company”) announced that Anthony Folger has been appointed as Chief Financial Officer and Treasurer of the Company effective as of the date hereof.

Mr. Folger, age 40, served as chief financial officer of Acronis AG and its subsidiaries, (“Acronis”), a global provider of storage management and backup and recovery software, from October 2008 to December 2012 and as Acronis’ corporate controller from June 2006 to October 2008. Previously, Mr. Folger served as finance director of Starent Networks, Corp., an information technology products company, from January 2005 to June 2006. Earlier in his career, Mr. Folger served as an audit manager at PricewaterhouseCoopers LLP from January 2004 to January 2005, as corporate controller of Marketmax, Inc., a provider of planning software for the retail industry, from October 2001 to October 2003, as corporate controller of Habama Inc., a software company, from July 2000 to July 2001, and in various audit-related capacities at Deloitte & Touche, LLP from August 1994 to June 2000. Mr. Folger holds a B.A. in accounting and economics from the College of Holy Cross and is a certified public accountant.

There are no family relationships between Mr. Folger and any director or other executive officer of the Company, or with any person selected to become an officer or a director of the Company. The Company has had no transactions since the beginning of its last fiscal year, and has no transactions proposed, in which Mr. Folger, or any member of his immediate family, has a direct or indirect material interest.

On November 21, 2012, the Company entered into an offer letter agreement with Mr. Folger setting forth the terms of his employment as our Chief Financial Officer and Treasurer. The offer letter agreement provides for an annual base salary of $280,000, subject to increases and modifications as determined by our board of directors or its compensation committee. Mr. Folger will be eligible to participate in the Company’s management incentive bonus program and in other benefit programs that the Company establishes and makes available to its employees from time to time, to the same extent available to similarly situated employees of the Company.

Pursuant to the offer letter agreement, Mr. Folger will also be granted an option to purchase 175,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, with vesting contingent upon Mr. Folger’s continued employment with the Company. All outstanding equity awards to Mr. Folger will vest in full immediately upon a change of control of the Company.

In addition, if Mr. Folger’s employment is terminated by the Company other than for cause or if Mr. Folger is constructively terminated by the Company, he will be entitled to receive a payment in an amount equal to (i) six times his then current monthly base salary plus (ii) six times the monthly amount that the Company paid for his participation in the Company’s health insurance plan during the month immediately preceding the termination date, in each case subject to Mr. Folger’s execution and delivery of a full release in favor of the Company.

The foregoing summary of Mr. Folger’s offer letter agreement is summary in nature and is qualified in its entirety by reference to Mr. Folger’s offer letter agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Andrew Keenan’s previously announced resignation as the Company’s Chief Financial Officer was effective as of December 31, 2012.

Item 7.01 Regulation FD Disclosure

On January 2, 2013, the Company issued a press release announcing that Mr. Folger has been appointed as its Chief Financial Officer and Treasurer. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this Item 7.01, including the exhibit referenced herein, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. These forward-looking statements include any statements regarding the Company’s strategic and operational plans. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Item 9.01 Exhibits

(d) Exhibits

10.1	Offer Letter Agreement with Anthony Folger, dated November 21, 2012.

99.1	Press Release of Carbonite, Inc. dated January 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized on January 2, 2013.

CARBONITE, INC.

By:	/s/ Danielle Sheer
Name:	Danielle Sheer
Title:	Vice President and General Counsel